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                                                                                                                          EXHIBIT 11
                                   SERVICE MERCHANDISE COMPANY, INC. AND SUBSIDIARIES
                                  Computation of Net Loss Per Common Share (Unaudited)
                                         (In thousands, except per share data)

                                                         Three Periods Ended                  Nine Periods Ended
                                                   -------------------------------     --------------------------------

                                                   September 29        October 1        September 29        October 1
                                                       1996               1995              1996              1995
                                                   -------------     -------------     --------------     -------------

Primary
-------
Net loss                                               ($12,324)          ($8,540)          ($38,861)         ($30,700)
                                                   =============     =============     ==============     =============

Shares:
  Weighted average common shares outstanding             99,216            99,136             99,200            99,029

  Weighted average shares of restricted
    stock outstanding                                       524               528                522               659

  Additional shares assuming exercise of stock
  options                                                 1,597             2,193              1,642             1,707
                                                   -------------     -------------     --------------     -------------

  Weighted average common shares and common
    share equivalents outstanding - primary             101,337           101,857            101,364           101,395
                                                   =============     =============     ==============     =============

Primary net loss per common share                        ($0.12)           ($0.08)            ($0.38)           ($0.30)
                                                   =============     =============     ==============     =============



Assuming Full Dilution
----------------------
Net loss                                               ($12,324)          ($8,540)          ($38,861)         ($30,700)
                                                   =============     =============     ==============     =============

Shares:
  Weighted average common shares outstanding             99,216            99,136             99,200            99,029

  Weighted average shares of restricted
    stock outstanding                                       524               528                522               659

  Additional shares assuming exercise of stock
  options                                                 1,597             2,236              1,666             1,737
                                                   -------------     -------------     --------------     -------------

  Weighted average common shares and common
    share equivalents outstanding - fully diluted       101,337           101,900            101,388           101,425
                                                   =============     =============     ==============     =============

Fully diluted net loss per common share                  ($0.12)           ($0.08)            ($0.38)           ($0.30)
                                                   =============     =============     ==============     =============

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